UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	91-1506719
(State or other jurisdiction of incorporation or organization)	(IRS Employer I.D. No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089
(Street address of principal executive offices — Zip Code)

Registrant’s telephone number: (206) 623-1635

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES
Exhibit 28.1

Item 5. Other Events

Todd Pacific Shipyards Corporation (“Todd Pacific” or the “Company”) announced today that it has been notified that it has been awarded a contract with the United States Coast Guard (“Coast Guard”) to provide long-term maintenance of Polar Class icebreakers. The contract consists of multiple contract options for planned maintenance availabilities (PMA’s) and docking planned maintenance availabilities (DPMA’s) for the POLAR STAR (WAGB-10) and POLAR SEA (WAGB-11). The availabilities, and their companion planning options, extend through the last DPMA ending August 5, 2008, and the last PMA ending on September 2, 2008. The work to be performed includes availability planning and generalized ship maintenance and repairs as needed, with emphasis on propulsion and deck machinery work. The Company expects to team with the Coast Guard to identify the appropriate best value work scope and technical solutions for support of the two icebreakers. Todd Pacific will be supported in this effort by various regional suppliers and subcontractors. Significant support will be provided by the Company’s two teaming partners for this contract, Pacific Ship Repair and Fabrication (“PacShip”) and AMSEC LLC (“AMSEC”).

Todd Pacific’s work will be performed under a cost plus incentive fee contract. Todd Pacific has performed similar work for the Coast Guard over the past several years under individual, competitively bid, firm fixed priced contracts. This current award marks the first time the Coast Guard has used a long term phased-maintenance approach on the two Polar Class icebreakers home ported in Seattle. The total value of all options, if exercised by the Coast Guard, is approximately $50 million. There is no assurance that all options will be exercised, in whole or in part.

Item 7. Financial Statements and Exhibits

(c) Exhibits

28-1 Press Release dated March 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2004.

/s/ MICHAEL G. MARSH

By: Michael G. Marsh
On Behalf of the Registrant as
Secretary and General Counsel